UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Northrop Grumman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

May 12, 2011

CA 11-09

Important Reminder: Northrop Grumman Corporation

Annual Meeting of Stockholders May 18

To Northrop Grumman Employees:

The voting deadline for Northrop Grumman’s Annual Meeting is rapidly approaching. All savings plan participants have only four more days to vote.

Whether or not you plan to attend the Annual Meeting of Stockholders, it is important to vote all of your Northrop Grumman shares held in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program.

Please note that you may receive multiple proxy material packages (electronically and/or by mail) and instructions. These materials may not be duplicates as you may receive a separate package or e-mail for each type of account in which you hold shares of Northrop Grumman stock. Please be sure to vote all of your shares in each of your accounts.

If you are a participant in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program, you may direct the plan trustees how to vote the shares allocated to your account. You should have received an e-mail notification of the Internet availability of the proxy materials along with voting directions.

To cast your vote, please visit www.envisionreports.com/NOC and follow the online instructions. If you did not receive an e-mail notification, or wish to change your vote, you may obtain and submit new voting instructions by contacting Computershare at (877) 498-8861.

The voting deadline is Sunday, May 15, 2011 at 11:59 p.m. Remember, your vote is important; please vote.

CORPORATE COMMUNICATIONS	PHONE	310.201.3333
	FAX	310.201.3092